UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2019

Lightstone Value Plus Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-52610	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

As a result of not meeting certain debt service coverage ratios on the non-recourse mortgage indebtedness secured by a portfolio of industrial properties (collectively, the “Gulf Coast Industrial Portfolio”) located in New Orleans, Louisiana (seven properties), Baton Rouge, Louisiana (three properties) and San Antonio, Texas (four properties), (the “Gulf Coast Industrial Portfolio Mortgage”), the lender elected to retain the excess cash flow from these properties beginning in July 2011.  During the third quarter of 2012, the Gulf Coast Industrial Portfolio Mortgage was transferred to a special servicer, who discontinued scheduled debt service payments and notified the Company that the Gulf Coast Industrial Portfolio Mortgage was in default and although originally due in February 2017 became due on demand.

On June 5, 2018, the special servicer completed a partial foreclosure of the Gulf Coast Industrial Portfolio pursuant to which it foreclosed on the four properties located in San Antonio, Texas (the “San Antonio Assets”). The San Antonio Assets were sold in a foreclosure sale by the special servicer for an aggregate amount of approximately $20.7 million.

Upon consummation of the foreclosure sale, the buyers assumed the significant risks and rewards of ownership and took legal title and physical possession of the San Antonio Assets for the agreed upon sales price of $20.7 million. The Company simultaneously received an aggregate credit of approximately $20.7 million which it applied against the total outstanding indebtedness (approximately $19.6 million and $1.1 million of principal and accrued interest payable, respectively) of the Gulf Coast Industrial Portfolio Mortgage.

The aggregate carrying value of the assets transferred and the liabilities extinguished in connection with the foreclosure of the San Antonio Assets were approximately $13.6 million and $20.7 million, respectively.

Since the Company’s performance obligations were met at the closing of the foreclosure sales and the Company has no continuing involvement with the San Antonio Assets an aggregate gain on disposition of real estate of approximately $7.1 million was recognized during the second quarter of 2018.

As a result, the remaining outstanding principal of the Gulf Coast Industrial Portfolio Mortgage was approximately $30.6 million as of September 30, 2018. The Company accrues default interest expense on the Gulf Coast Industrial Portfolio Mortgage pursuant to the terms of the loan agreement.

On February 12, 2019, the Company and the current holder (the “Lender) of the Gulf Coast Industrial Portfolio Mortgage entered into an assignment agreement (the “Assignment Agreement”) pursuant to which the Company assigned its membership interests in the remaining ten industrial properties of the Gulf Coast Industrial Portfolio located in New Orleans, Louisiana and Baton Rouge, Louisiana (collectively, the “Louisiana Assets”) to the Lender with an effective date of February 7, 2019. Under the terms of the Assignment Agreement, the Lender assumed the significant risks and rewards of ownership and took legal title and physical possession of the Louisiana Assets and assumed all related liabilities, including the Gulf Coast Industrial Mortgage and its accrued and unpaid interest, and released the Company of any claims against the liabilities assumed.

The aggregate carrying value of the assets transferred and the liabilities extinguished in connection with the Company’s assignment of its ownership interests in the Louisiana Assets to the Lender was approximately $37.0 million and $49.6 million, respectively.

As a result, the Company has fully satisfied all of its obligations with respect to the Gulf Coast Industrial Portfolio Mortgage and all amounts accrued but not yet paid for interest (including default interest) and no amounts are due to the Lender. Additionally, the Company has no continuing involvement with the assets of Gulf Coast Industrial Portfolio.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

(1)	Unaudited Pro Forma Condensed Consolidated Financial Statements as of and for the period ended September 30, 2018 and for the three years ended December 31, 2017 (filed herewith as Exhibit 99.1)

(d)	Exhibits

Exhibit Number	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements as of and for the period ended September 30, 2018 and for the three years ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: February 13, 2019	By:	/s/ Seth Molod
Seth Molod
Chief Financial Officer and Treasurer

-5-